Exhibit 10.1

AMENDED AND RESTATED CREDIT AGREEMENT

THIS AMENDED AND RESTATED CREDIT AGREEMENT (this “Agreement”) is entered into as of May 28, 2019, by and between MARCUS & MILLICHAP, INC., a Delaware corporation (“Borrower”), and WELLS FARGO BANK, NATIONAL ASSOCIATION (“Bank”), and amends and restates that certain Credit Agreement, dated June 1, 2014, between Borrower and Bank, as amended from time to time. Certain terms used in this Agreement are defined in Section 8.1 of this Agreement.

RECITALS

Borrower has requested that Bank extend or continue credit to Borrower as described below, and Bank has agreed to provide such credit to Borrower on the terms and conditions contained herein.

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Bank and Borrower hereby agree as follows:

ARTICLE I

CREDIT TERMS

SECTION 1.1.    LINE OF CREDIT.

(a)    Line of Credit. Subject to the terms and conditions of this Agreement, Bank hereby agrees to make advances to Borrower from time to time up to and including the Maturity Date, not to exceed at any time the aggregate principal amount of Sixty Million Dollars ($60,000,000) (“Line of Credit”), the proceeds of which shall be used working capital and general corporate needs (including, without limitation, mergers and acquisitions and international expansion permitted or not prohibited under this Agreement). Borrower’s obligation to repay advances under the Line of Credit shall be evidenced by a promissory note dated as of May 28, 2019 (“Line of Credit Note”), all terms of which are incorporated herein by this reference.

(b)    Letter of Credit Subfeature. As a subfeature under the Line of Credit, Bank agrees from time to time during the term thereof to issue or cause an Affiliate to issue letters of credit for the account of Borrower to provide credit support to Borrower’s and Borrower’s subsidiaries’ landlords or to provide credit or finance such other activities of Borrower and its subsidiaries as are acceptable to Bank in its sole but reasonable discretion (each, a “Letter of Credit” and collectively, “Letters of Credit”); provided however, that the aggregate undrawn amount of all outstanding Letters of Credit shall not at any time exceed Ten Million Dollars ($10,000,000).

The form and substance of each Letter of Credit shall be subject to approval by Bank, in its sole but reasonable discretion. Each Letter of Credit shall be issued for a term not to exceed three hundred sixty five (365) days, as designated by Borrower; provided however, that no Letter of Credit shall have an expiration date more than three hundred sixty five (365) days beyond the Maturity Date. The undrawn amount of all Letters of Credit shall be reserved under the Line of Credit and shall not be available for borrowings thereunder. Each Letter of Credit shall be subject to the additional terms and conditions of the Letter of Credit agreements, applications and any related documents required by Bank in connection with the issuance thereof. Each drawing paid under a Letter of Credit shall be deemed an advance under the Line of Credit and shall be repaid by Borrower in accordance with the terms and conditions of this Agreement applicable to such advances; provided however, that if advances under the Line of Credit are not available, for any reason, at the time any drawing is paid, then Borrower shall immediately pay to Bank the full amount drawn, together with interest thereon from the date such drawing is paid to the date such amount is fully repaid by Borrower, at the rate of interest applicable to advances under the Line of Credit. In such event Borrower agrees that Bank, in its sole discretion, may debit any account maintained by Borrower with Bank for the amount of any such drawing.

(c)    Borrowing and Repayment. Borrower may from time to time during the term of the Line of Credit borrow, partially or wholly repay its outstanding borrowings, and reborrow, subject to all of the limitations, terms and conditions contained herein or in the Line of Credit Note; provided however, that the total outstanding borrowings under the Line of Credit shall not at any time exceed the maximum principal amount available thereunder, as set forth above.

SECTION 1.2.    INTEREST/FEES.

(a)    Interest. The outstanding principal balance of advances and the amount of each drawing paid under any Letter of Credit shall bear interest from the date such drawing is paid to the date such amount is fully repaid by Borrower, at the rate of interest set forth in the Line of Credit Note.

(b)    Commitment Fee. Borrower shall pay to Bank a non-refundable annual commitment fee for the Line of Credit equal to $35,000 for each year, which fee shall be due and payable in full on each July 1 during the term of this Agreement.

(c)    Unused Commitment Fee. Borrower shall pay to Bank a fee equal to the percentage per annum (computed on the basis of a 360-day year, actual days elapsed) set forth below which corresponds to the daily unused percentage range of the Line of Credit set forth below, on the daily unused amount of the Line of Credit, which fee shall be calculated on a quarterly basis by Bank and shall be due and payable by Borrower in arrears on the first Business Day of each fiscal quarter of Borrower, commencing on July 1, 2014. As used herein, the term “Business Day” means any day that is not a Saturday, Sunday, or other day on which banks in the State of California are authorized or required to close.

Unused Percentage of Line of Credit	Unused Commitment Fee
66.7% to 100%	0.10%
33.4% to 66.6%	0.05%
0.0% to 33.3%	0.00%

Each change in the applicable Unused Commitment Fee shall be effective on the first Business Day of Borrower’s fiscal quarter following the quarter during which Bank receives and reviews Borrower’s most current fiscal quarter-end financial statements in accordance with any requirements established by Bank for the preparation and delivery thereof.

SECTION 1.3.    COLLECTION OF PAYMENTS. Borrower authorizes Bank to collect all interest due under the Line of Credit by debiting Borrower’s designated deposit account with Bank, or any other deposit account maintained by Borrower with Bank, for the full amount thereof. Should there be insufficient funds in any such deposit account to pay all such sums when due, the full amount of such deficiency shall be immediately due and payable by Borrower.

SECTION 1.4.    COLLATERAL.

As security for all indebtedness and other obligations of Borrower to Bank arising under this Agreement and the other Loan Documents, (a) Borrower hereby grants to Bank security interests of first priority in all Borrower’s personal property assets; except to the extent any such property constitutes the capital stock of a controlled foreign corporation (as defined in the Internal Revenue Code), and (b) Borrower shall cause each domestic corporate guarantor to grant to Bank security interests of first priority in all of its personal property assets; except to the extent any such property constitutes the capital stock of a controlled foreign corporation (as defined in the Internal Revenue Code) in which case no such pledge shall be required.

All of the foregoing shall be evidenced by and subject to the terms of such security agreements, financing statements, and other documents as Bank shall reasonably require, all in form and substance reasonably satisfactory to Bank. Borrower shall pay to Bank within ten (10) Business Days after written demand the full amount of all documented charges, costs and expenses (to include fees paid to third parties and all allocated costs of Bank personnel), expended or incurred by Bank in connection with any of the foregoing security, including without limitation, filing and recording fees and costs of appraisals and audits.

SECTION 1.5.    GUARANTIES. The payment and performance of all indebtedness and other obligations of Borrower to Bank shall be guaranteed jointly and severally by all of Borrower’s domestic subsidiaries, currently existing and formed in the future, as evidenced by and subject to the terms of guaranties from time to time entered into and in form and substance reasonably satisfactory to Bank.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

Borrower makes the following representations and warranties to Bank, which representations and warranties shall survive the execution of this Agreement and shall continue in full force and effect until the full and final payment, and satisfaction and discharge, of all obligations of Borrower to Bank subject to this Agreement.

SECTION 2.1.    LEGAL STATUS. Each Obligor is a corporation, duly organized and existing and in good standing under the laws of its state of incorporation or organization, and is qualified or licensed to do business (and is in good standing as a foreign corporation, if applicable) in all jurisdictions in which such qualification or licensing is required or in which the failure to so qualify or to be so licensed could reasonably be expected to have a material adverse effect on such Obligor.

SECTION 2.2.    AUTHORIZATION AND VALIDITY. This Agreement and each promissory note, contract, instrument and other document required hereby or at any time hereafter delivered to Bank in connection herewith (collectively, the “Loan Documents”) have been duly authorized, and upon their execution and delivery in accordance with the provisions hereof will constitute legal, valid and binding agreements and obligations of Borrower or the party which executes the same, enforceable in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, liquidation, moratorium or other similar laws of general application and equitable principles relating to or affecting creditors’ rights.

SECTION 2.3.    NO VIOLATION. The execution, delivery and performance by Borrower of each of the Loan Documents do not violate any provision of any law or regulation applicable to Borrower, or contravene any provision of the Articles of Incorporation or By-Laws of Borrower, or result in any breach of or default under any contract, obligation, indenture or other instrument to which Borrower is a party or by which Borrower may be bound, except to the extent such default could not reasonably be expected to cause a material adverse effect on the financial condition or operation of Borrower.

SECTION 2.4.    LITIGATION. There are no pending, or to the best of Borrower’s knowledge threatened, actions, claims, investigations, suits or proceedings by or before any governmental authority, arbitrator, court or administrative agency which, if adversely determined, will result in a judgment against Borrower in an amount equal to or greater than the Material Amount and which are or will be recorded on Borrower’s financial statements in accordance with GAAP as highly likely and probable, other than those disclosed by Borrower to Bank in writing prior to the date hereof.

SECTION 2.5.    CORRECTNESS OF FINANCIAL STATEMENTS. The annual financial statement of Borrower dated December 31, 2018, and all interim financial statements delivered to Bank since said date, true copies of which have been delivered by Borrower to Bank prior to the date hereof, (a) have been prepared in accordance with generally accepted accounting principles (“GAAP”) which means, at any time, generally accepted accounting principles in the United States of America as in effect at such time, applied in accordance with the consistency requirements thereof (excluding in the case of unaudited financial statements footnotes), (b) are complete and correct and present fairly in all material respects the financial condition of Borrower, (c) disclose all liabilities of Borrower that are required to be reflected in the financial statements of Borrower in accordance with GAAP, whether liquidated or unliquidated, fixed or contingent, and (d) since the dates of such financial statements there has been no material adverse change in the financial condition of Borrower, nor has Borrower mortgaged, pledged, granted a security interest in or otherwise encumbered any of its assets or properties except in favor of Bank or as otherwise permitted herein or by Bank in writing or pursuant to this Agreement.

SECTION 2.6.    INCOME TAX RETURNS. Borrower has no knowledge of any pending assessments or adjustments of its income tax payable with respect to any year in excess of the Material Amount in the aggregate.

SECTION 2.7.    NO CONFLICT. There is no agreement, indenture, contract or instrument to which Borrower is a party or by which Borrower may be bound that would be breached by Borrower’s execution of this Agreement.

SECTION 2.8.    PERMITS, FRANCHISES. Borrower possesses, and will hereafter possess, all permits, consents, approvals, franchises and licenses required and rights to all trademarks, trade names, patents, and fictitious names, if any, necessary to enable it to conduct the business in which it is now engaged in compliance with applicable law.

SECTION 2.9.    ERISA. Borrower is in compliance in all material respects with all applicable provisions of the Employee Retirement Income Security Act of 1974, as amended or recodified from time to time (“ERISA”); Borrower is not in violation of any provision of any defined employee pension benefit plan (as defined in ERISA) maintained or contributed to by Borrower (each, a “Plan”), nor does there currently exist a Reportable Event or Prohibited

Transaction (as those terms are defined in ERISA), or a or funding deficiency with respect to any Plan, other than a violation, Reportable Event, Prohibited Transaction or funding deficiency which, individually or in the aggregate with other pending violations, Reportable Events, Prohibited Transactions or funding deficiencies, would result in liability that is less than $100,000 or is corrected within 30 days following the occurrence of such violation, Reportable Event, Prohibited Transaction or funding deficiency; Borrower has met its minimum funding requirements under ERISA with respect to each Plan; and each Plan will be able to fulfill its benefit obligations as they come due in accordance with the Plan documents and under GAAP.

SECTION 2.10.    OTHER OBLIGATIONS. Borrower is not in default on obligations in excess of a Material Amount for borrowed money, any purchase money obligation or any lease, commitment, contract, instrument or other obligation.

SECTION 2.11.    ENVIRONMENTAL MATTERS. Except as disclosed by Borrower to Bank in writing prior to the date hereof, Borrower is in compliance in all material respects with all applicable federal or state environmental, hazardous waste, health and safety statutes, and any rules or regulations adopted pursuant thereto, which govern or affect any of Borrower’s operations and/or owned properties, including without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act of 1986, the Federal Resource Conservation and Recovery Act of 1976, and the Federal Toxic Substances Control Act, as any of the same may be amended, modified or supplemented from time to time. None of the operations of Borrower is the subject of any federal or state investigation evaluating whether any remedial action involving a material expenditure is needed to respond to a release of any toxic or hazardous waste or substance into the environment. Borrower has no material contingent liability in connection with any release of any toxic or hazardous waste or substance into the environment.

ARTICLE III

CONDITIONS

SECTION 3.1.    CONDITIONS OF INITIAL EXTENSION OF CREDIT. The obligation of Bank to extend any credit contemplated by this Agreement is subject to the fulfillment to Bank’s satisfaction of all of the following conditions:

(a)    Approval of Bank Counsel. All legal matters incidental to the extension of credit by Bank shall be satisfactory to Bank’s counsel.

(b)    Documentation. Bank shall have received, in form and substance satisfactory to Bank, each of the following, duly executed:

(i)	This Agreement and each promissory note or other instrument or document required hereby.

(ii)	Security agreements from Borrower and each corporate guarantor.

(iii)	Guaranties from each guarantor.

(iv)	Corporate resolutions and certificates of incumbency.

(v)	Such other documents as Bank may reasonably require under any other Section of this Agreement.

(c)    Financial Condition. There shall have been no material adverse change, as determined by Bank in its reasonable discretion, in the financial condition or business of Borrower or any guarantor hereunder, taken as a whole, if any, nor any material decline, as determined by Bank in its reasonable discretion, in the market value of any collateral required hereunder or a substantial or material portion of the assets of Borrower or any such guarantor, if any.

(d)    Insurance. Borrower shall have delivered to Bank evidence of insurance coverage, in form, substance, amounts, covering risks and issued by companies reasonably satisfactory to Bank, and where required by Bank, with lender loss payable endorsements in favor of Bank.

(e)    Fees and Expenses. Bank shall have received all fees payable to it on or before closing and a reimbursement for all costs and expenses, including fees and out of pocket costs of its outside counsel, incurred or to be incurred by Bank in connection with this Agreement and the transactions contemplated hereby.

(f)    Financial Projections and Other Information. Bank shall have received Borrower’s financial projections, which shall be satisfactory to Bank, including balance sheet, income statement and statement of cash flow, together with such other financial and other information reasonably requested by Bank.

(g)    Final Credit Approval. Bank shall have obtained the final internal credit approval for this transaction.

SECTION 3.2.    CONDITIONS OF EACH EXTENSION OF CREDIT. The obligation of Bank to make each extension of credit requested by Borrower hereunder shall be subject to the fulfillment to Bank’s satisfaction of each of the following conditions:

(a)    Compliance. The representations and warranties contained herein and in each of the other Loan Documents shall be true in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall be true in all respects) on and as of the date of the signing of this Agreement and on the date of each extension of credit by Bank pursuant hereto (provided, however, that those representations and warranties expressly referring to a specific date shall be true in all material respects as of such date), with the same effect as though such representations and warranties had been made on and as of each such date, and on each such date, no Event of Default as defined herein, and no condition, event or act which with the giving of notice or the passage of time or both would constitute such an Event of Default, shall have occurred and be continuing or shall exist.

(b)    Documentation. Bank shall have received all additional documents which may be reasonably required in connection with such extension of credit.

SECTION 3.3.    CONDITIONS OF INITIAL LETTER OF CREDIT. Prior to the issuance of the first Letter of Credit hereunder, Bank shall have received any letter of credit documentation required by Bank completed and duly executed by Borrower.

ARTICLE IV

AFFIRMATIVE COVENANTS

Borrower covenants that so long as Bank remains committed to extend credit to Borrower pursuant hereto, or any liabilities (whether direct or contingent, liquidated or unliquidated) of Borrower to Bank under any of the Loan Documents remain outstanding, and until payment in full of all obligations of Borrower subject hereto, Borrower shall, and shall cause each corporate, limited liability company or partnership guarantor to, unless Bank otherwise consents in writing:

SECTION 4.1.    PUNCTUAL PAYMENTS. Punctually pay all principal, interest, fees or other liabilities due under any of the Loan Documents at the times and place and in the manner specified therein, and immediately upon written demand by Bank, the amount by which the outstanding principal balance of any credit subject hereto at any time exceeds any limitation on borrowings applicable thereto.

SECTION 4.2.    ACCOUNTING RECORDS. (i) Maintain adequate books and records in accordance with GAAP consistently applied; and (ii) permit any representative of Bank, at any reasonable time upon reasonable notice, to inspect, audit and examine such books and records, to make copies of the same, and to inspect the properties of any Obligor.

SECTION 4.3.    FINANCIAL STATEMENTS. Provide to Bank all of the following, in form and detail reasonably satisfactory to Bank:

(a)    not later than 90 days after and as of the end of each fiscal year, the consolidated financial statements of Borrower (including the other Obligors as required by GAAP) including (i) balance sheet, (ii) income statement (and/or statement of comprehensive income, as required by GAAP); (iii) statement of cash flows and (iv) notes thereto, all prepared in accordance with GAAP. The financial statements will include an opinion of the Borrower’s certified public accountants (to be a firm recognized by the Public Company Accounting Oversight Board);

(b)    not later than 45 days after and as of the end of each quarter, the condensed consolidated financial statements of Borrower (including the other Obligors as required by GAAP) including (i) balance sheet, (ii) income statement (and/or statement of comprehensive income as required by GAAP); (iii) statement of cash flows and (iv) notes thereto, all prepared in accordance with GAAP as required by the Securities and Exchange Commission for interim reporting;

(c)    contemporaneously with each annual and quarterly financial statement of Borrower required hereby, a certificate of the president, chief financial officer or chief accounting officer of Borrower that (i) said financial statements present fairly in all material respects the financial condition, results of operations and cash flows of the Borrower in accordance with GAAP; (ii) Borrower and Obligors are in compliance with all financial covenants in this Agreement (as evidenced by supporting calculations in reasonable detail attached to such certificate), and (iii) there exists no Event of Default nor any condition, act or event which with the giving of notice or the passage of time or both would constitute an Event of Default;

(d)    not later than 90 days after each fiscal year of Borrower, a budget for the then current fiscal year, including balance sheet, income statement, and statement of cash flows;

(e)    Filings on Form 10-K, 10Q, and 8-K, and such other similar filings as are required to be filed by Borrower with the Securities and Exchange Commission, concurrently with such filings;

(f)    from time to time such other information as Bank may reasonably request.

Documents required to be delivered pursuant to clauses (a), (b) and (e) above may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which Borrower posts such documents, or provides a link thereto on Borrower’s website on the internet at the website address “www.marcusmillichap.com” (or any successor page notified to Bank).

SECTION 4.4.    COMPLIANCE. Preserve and maintain all licenses, permits, governmental approvals, rights, privileges and franchises necessary for the conduct of its business; and comply with the provisions of all documents pursuant to which such Obligor is organized and/or which govern such Obligor’s continued existence and with the requirements of all laws, rules, regulations and orders of any governmental authority applicable to such Obligor and/or its business, in each case the failure of which to preserve, maintain and comply with would reasonably be expected to have a material adverse effect on Borrower’s business, operations, property or financial condition.

SECTION 4.5.    INSURANCE. Maintain and keep in force, for each business in which such Obligor is engaged, insurance of the types and in amounts customarily carried in similar lines of business, including but not limited to fire, extended coverage, public liability and workers’ compensation, with all such insurance carried with companies and in amounts reasonably satisfactory to Bank, and deliver to Bank from time to time at Bank’s request schedules setting forth all insurance then in effect, together with a lender’s loss payee endorsement for all such insurance naming Bank as a lender loss payee.

SECTION 4.6.    FACILITIES. Keep all properties useful or necessary to such Obligor’s business in good repair and condition, and from time to time make necessary repairs, renewals and replacements thereto so that such properties shall be fully and efficiently preserved and maintained.

SECTION 4.7.    TAXES AND OTHER LIABILITIES. Pay and discharge when due any and all indebtedness, obligations, assessments and taxes, both real or personal, including without limitation federal and state income taxes and state and local property taxes and assessments, except (a) such as such Obligor may in good faith contest or as to which a bona fide dispute may arise, and (b) for which such Obligor has made provision, to Bank’s satisfaction, for eventual payment thereof in the event such Obligor is obligated to make such payment.

SECTION 4.8.    LITIGATION. Promptly give notice in writing to Bank of any litigation pending or threatened against Borrower or any Obligor which, if adversely determined, will result in a judgment against Borrower or any Obligor in an amount equal to or greater than the Material Amount and which is or will be recorded on Borrower’s financial statements as highly likely and probable or is not covered by insurance.

SECTION 4.9.    FINANCIAL CONDITION. Maintain Borrower’s and the other Obligors’ financial condition, on a combined basis, as follows using GAAP consistently applied and used consistently with prior practices (except to the extent modified by the definitions herein), with compliance determined commencing with Borrower’s financial statements for the period ending June 30, 2019:

(a)    EBITDAR Coverage Ratio not less than 1.25 to 1.0 as of each quarter end, determined on a rolling 4-quarter basis, with “EBITDAR” defined as net income(loss) before tax plus interest expense (net of capitalized interest expense), depreciation expense, amortization expense, rent expense and non-cash stock based compensation expense, less Non-cash MSR revenue, capital expenditures, dividends and taxes, and with “EBITDAR Coverage Ratio” defined as EBITDAR divided by the sum of (i) interest expense (ii) total rent expense (iii) the current maturity of long-term debt (iv) the current portion of capital lease obligations; (v)the current maturity of subordinated debt.

(b)    Total Funded Debt to EBITDA not greater than 2.0 to 1.0 as of each quarter end, determined on a rolling 4-quarter basis.

“Funded Debt” is defined as the sum of (i) all obligations for borrowed money (including subordinated debt) (ii) all capital or finance lease obligations (specifically excluding obligations arising under operating leases); (iii) outstanding letters of credit, guarantees and contingent liabilities valued in accordance with GAAP,

“EBITDA” is defined as net income (loss) before tax plus the sum of (i) interest expense (net of capitalized interest expense), (ii) depreciation expense, (iii) amortization expense (iv) non-cash stock based compensation expense, and less (v) Non-cash MSR revenue.

SECTION 4.10.    NOTICE TO BANK. Promptly (but in no event more than five (5) Business Days after the occurrence of each such event or matter) give written notice to Bank in reasonable detail of: (a) the occurrence of any Event of Default, or any condition, event or act which with the giving of notice or the passage of time or both would constitute an Event of Default; (b) any change in the name or the organizational structure of such Obligor; (c) the occurrence and nature of any Reportable Event or Prohibited Transaction, or any violation or funding deficiency with respect to any Plan, unless the potential liability to Borrower in connection with such Reportable Event, Prohibited Transaction, violation or funding deficiency would be, individually or in the aggregate with other Reportable Events, Prohibited Transactions, violations or funding deficiencies, would be less than $100,000 or is corrected within 30 days following the occurrence of such Reportable Event, Prohibited Transaction, violation or funding deficiency; or (d) any termination or cancellation of any insurance policy which such Obligor is required to maintain, or any uninsured or partially uninsured loss through liability or property damage, or through fire, theft or any other cause affecting such Obligor’s property in excess of the Material Amount.

ARTICLE V

NEGATIVE COVENANTS

Borrower further covenants that so long as Bank remains committed to extend credit to Borrower pursuant hereto, or any liabilities (whether direct or contingent, liquidated or unliquidated) of Borrower to Bank under any of the Loan Documents remain outstanding, and until payment in full of all obligations of Borrower subject hereto, Borrower will not, and will not allow any other Obligor to, without Bank’s prior written consent:

SECTION 5.1.    USE OF FUNDS. Use any of the proceeds of any credit extended hereunder except for the purposes stated in Article I hereof.

SECTION 5.2.    OTHER INDEBTEDNESS. Create, incur, assume or permit to exist any indebtedness or liabilities directly resulting from borrowings, loans or advances, whether secured or unsecured, matured or unmatured, liquidated or unliquidated, joint or several, except (a) the liabilities of Borrower to Bank, (b) purchase money indebtedness, other indebtedness relating to capital expenditures on credit, and operating lease liabilities, (c) all liabilities of Borrower listed on Schedule 5.2 attached hereto, (d) trade indebtedness incurred in the ordinary course of business, and (e) extensions, refinancings and renewals of any items described in clauses (b) and (c) above, provided that the terms shall not be modified in a manner adverse to the interests of Bank (it being understood that, among other things, such extension, refinancing or renewal (1) shall not increase the principal amount of such indebtedness, (2) shall not shorten the maturity date or accelerate the amortization schedule of such indebtedness, (3) shall not be secured unless the indebtedness being refinanced was secured (and in such event, only to such extent such Indebtedness was secured), and (4) shall be subordinated to the extent that the indebtedness being refinanced is subordinated).

SECTION 5.3.     MERGER, CONSOLIDATION, TRANSFER OF ASSETS. Merge into or consolidate with any other entity (provided that any Obligor other than Borrower may merge into any other Obligor); make any substantial change in the nature of such Obligor’s business as conducted as of the date hereof; nor sell, lease, transfer or otherwise dispose of all or a substantial or material portion of such Obligor’s assets except in the ordinary course of its business and except for transfers of assets that would qualify as a Permitted Acquisition or Approved Acquisition under Section 5.4 or an investment that would be permitted under Section 5.6.

SECTION 5.4    ACQUISITIONS. Make any Acquisition, except for one of the following Acquisitions (each of which shall be subject to Section 5.6):

(a)    “Permitted Acquisition”: any Acquisition by Borrower or an Obligor of all or substantially all of the operating assets or shares or other equity securities of any person or entity so long as all of the following conditions are satisfied: (i) if an equity Acquisition, the acquired entity becomes a guarantor of the debt hereunder and grants a first-priority security interest to Bank in all of its personal property assets, and executes and delivers such agreements and documents as Bank reasonably requires to evidence the same, (ii) both before and after any such Acquisition Borrower has Unencumbered Liquid Assets plus availability under the Line of Credit of not less than

$30,000,000, (iii) there exists no Event of Default, nor any act, condition or event which with the giving of notice or the passage of time or both would constitute an Event of Default, and no such Event of Default or potential Event of Default results after giving effect to the Acquisition, (iv) Total Funded Debt to EBITDA on a Pro Forma Basis will not exceed 1.5:1.0, (v) if the value of such Acquisition exceeds $25,000,000 Borrower provides Bank with a courtesy notice of the Acquisition at least ten (10) Business Days prior thereto (the failure to give a courtesy notice shall not constitute a breach of this Agreement unless such failure was due to the bad faith or willful misconduct of Borrower), and (vi) neither Borrower nor any other Obligor incurs any debt or grants any security interests in its assets in connection with such Acquisition, other than to Bank, without Bank’s prior written consent.

(b)    “Approved Acquisition”: any Acquisition which is not a Permitted Acquisition and (i) Borrower shall provide to Bank not less than 15 business days prior to the consummation of such Acquisition the name of the target entity, a description of the target’s business, projections for the combined entities and any other information reasonably requested by Bank, and (ii) Bank shall have delivered to Borrower not less than 5 business days prior to the consummation of such Acquisition a written approval of the Acquisition (as determined by Bank in its reasonable discretion).

SECTION 5.5.    GUARANTIES. Guarantee or become liable in any way as surety, endorser (other than as endorser of negotiable instruments for deposit or collection in the ordinary course of business), accommodation endorser or otherwise for, nor pledge or hypothecate any assets of such Obligor as security for, any liabilities or obligations of any other person or entity, except (a) any of the foregoing in favor of Bank, (b) guaranties issued in the ordinary course of business on behalf of Obligors, and (c) guaranties issued in the ordinary course of business on behalf of operating subsidiaries of Borrower that are not Obligors and that do not in the aggregate at any given time exceed $10,000,000 (the limits under this clause (c) are separate from, and shall not include amounts subject to, Section 5.6 below).

SECTION 5.6.    LOANS AND ADVANCES. With respect to Borrower and the other Obligors on a combined basis, make any loans or advances to or investments in any person or entity, except for (i) loans and advances to or in one or more persons or entities, which are considered employees or independent contractors up to an aggregate amount not to exceed $60,000,000 outstanding at any one time (in addition to acquisitions allowed under Section 5.4 above and any obligations listed on Schedule 5.2 attached hereto), (ii) loans, advances and investments to or in non-Obligor entities that are organized outside the United States up to an aggregate amount not to exceed $35,000,000 outstanding at any one time, and (iii) investments in marketable securities pursuant to Borrower’s investment policy as approved by its Board of Directors from time to time.

SECTION 5.7.    DIVIDENDS, DISTRIBUTIONS. Declare or pay any dividend or distribution either in cash, stock or any other property on such Obligor’s stock now or hereafter outstanding, nor redeem, retire, repurchase or otherwise acquire any shares of any class of such

Obligor’s stock now or hereafter outstanding; provided however, that (a) any direct or indirect subsidiary of Borrower may pay dividends to Borrower without restriction, and (b) Borrower may pay cash dividends or distributions to its shareholders and/or repurchase any class of its stock in any fiscal year so long as both before and after any such payment or repurchase Borrower and the other Obligors have combined Unencumbered Liquid Assets plus availability under the Line of Credit of not less than $30,000,000 and no Events of Default shall then exist before or as a result of such payment or repurchase. Borrower shall provide to Bank, upon request, any documentation required by Bank to substantiate the appropriateness of amounts paid or to be paid.

SECTION 5.8.    PLEDGE OF ASSETS. Mortgage, pledge, grant or permit to exist a security interest in, or lien upon, all or any portion of Borrower’s assets now owned or hereafter acquired, except any of the foregoing in favor of Bank or in connection with other indebtedness of the type permitted pursuant to Section 5.2 (b) or (c) (collectively, “Permitted Liens”).

SECTION 5.9.    ACCOUNTING CHANGES; ORGANIZATIONAL DOCUMENTS.

(a)    Change its Fiscal Year end, or make (without the consent of Bank) any material change in its accounting policies and reporting practices except as required by GAAP.

(b)    Amend, modify or change its articles of incorporation (or corporate charter or other similar organizational document(s) or amend, modify or change its bylaws (or other similar documents) in any manner materially adverse to the rights or interests of Bank.

SECTION 5.10.    TRANSACTIONS WITH AFFILIATES. Enter into or permit to exist any transaction or series of transactions with any Affiliate of such Obligor except for (i) transactions that are in the ordinary course of such Obligor’s business, upon fair and reasonable terms that are no less favorable to such Obligor than would be obtained in an arm’s length transaction with a non-affiliated person or entity and (ii) transactions contemplated pursuant to the Transition Services Agreement between Borrower and The Marcus & Millichap Company.

SECTION 5.11.    BURDENSOME AGREEMENTS. Enter into, or permit to exist, any contractual obligation that encumbers or restricts the ability of Borrower to (i) make any dividends or distributions or other payments in connection with its equity, (ii) pay any indebtedness or obligation owed to Borrower, (iii) make loans or advances to any Obligor, (iv) transfer any of its property to any Obligor, or (v) pledge its property pursuant to the Loan Documents or any renewals, refinancings, exchanges, refundings or extensions thereof except as may be restricted pursuant to any Permitted Liens.

SECTION 5.12.    ORGANIZATION DOCUMENTS; FISCAL YEAR; LEGAL NAME, STATE OF FORMATION AND FORM OF ENTITY.

(a)    Amend, modify or changes its organization documents in a manner materially adverse to Bank.

(b)    Without providing ten days prior written notice to Bank, change its name, state of formation or form of organization.

SECTION 5.13.    OWNERSHIP OF SUBSIDIARIES. Notwithstanding any other provisions of this Agreement to the contrary, (a) permit any person or entity (other than an Obligor) to own any equity interests of any subsidiary of such Obligor, or (b) permit any subsidiary of such Obligor to issue or have outstanding any shares of preferred equity interests not owned by Borrower or any other Obligor.

SECTION 5.14.    SANCTIONS. Directly or indirectly, use the proceeds of any advances under the Line of Credit or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other individual or entity, to fund any activities of or business with any individual or entity, or in any country or territory that is subject to Sanctions that, at the time of such funding, is the subject of Sanctions, or in any other manner that will result in a violation by any individual or entity (including any individual or entity participating in the transaction) of Sanctions. Further, such Obligor shall not (a) have any of its assets in a country that is subject to any Sanctions applicable to such Obligor in the possession, custody or control of a person in violation of any applicable Anti-Terrorism Laws; (b) do business in or with, or derive any of its income from its investments in or transactions with, any country subject to any applicable Sanctions or in the possession, custody or control of a person in violation of any applicable Anti-Terrorism Laws; (c) engage in any dealings or transactions prohibited by any applicable Anti-Terrorism Law; or (d) use the proceeds of any advance under the Line of Credit to fund any operations in, finance any investments or activities in, or make any payments to a country subject to any applicable Sanctions or in the possession, custody or control of a person in violation of any applicable Anti-Terrorism Laws. As used herein, the terms “Anti-Terrorism Laws” and “Sanctions” shall have the following meanings:

“Anti-Terrorism Laws” means any Laws applicable to, and that have jurisdiction over, Borrower and/or its subsidiaries relating to terrorism, trade sanctions programs and embargoes, import/export licensing, money laundering or bribery and any regulation, order or directive promulgated, issued or enforced pursuant to such Laws, all as amended, supplemented or replaced from time to time.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law, and in each case to the extent applicable to, and having jurisdiction over, Borrower and/or its subsidiaries.

“Sanction(s)” means any international economic sanction administered or enforced by the United States Government, including OFAC, the United Nations Security Council, the European Union, Her Majesty’s Treasury or other relevant sanctions authority, in each case to the extent applicable to, and having jurisdiction over, Borrower and/or its subsidiaries.

ARTICLE VI

EVENTS OF DEFAULT

SECTION 6.1.    The occurrence of any of the following shall constitute an “Event of Default” under this Agreement:

(a)    Borrower shall fail to pay when due any principal, interest, fees or other amounts payable under any of the Loan Documents; provided, however, that with respect to any first such failure, it shall only be an Event of Default if such failure to pay is not cured within three (3) days after the date of occurrence of such failure.

(b)    Any financial statement or certificate furnished to Bank in connection with, or any representation or warranty made by Borrower or any other party under this Agreement or any other Loan Document shall prove to be incorrect, false or misleading in any material respect when furnished or made.

(c)    Any default in the performance of or compliance with any obligation, agreement or other provision contained herein or in any other Loan Document (other than those specifically described as an “Event of Default” in this section 6.1), and with respect to any such default that by its nature can be cured, such default shall continue for a period of thirty (30) Business Days after the earliest of occurrence thereof, Borrower receiving notice thereof or any officer of Borrower having knowledge thereof.

(d)    Any default in the payment or performance of any obligation, or any defined event of default, under the terms of any contract, instrument or document (other than any of the Loan Documents) pursuant to which Borrower or any other Obligor has incurred any debt or other liability to any person or entity in an aggregate principal amount of at least the Material Amount, including Bank.

(e)    Borrower or any other Obligor shall become insolvent, or shall suffer or consent to or apply for the appointment of a receiver, trustee, custodian or liquidator of itself or any of its property, or shall generally fail to pay its debts as they become due, or shall make a general assignment for the benefit of creditors; Borrower or any other Obligor shall file a voluntary petition in bankruptcy, or seeking reorganization, in order to effect a plan or other arrangement with creditors or any other relief under the Bankruptcy Reform Act, Title 11 of the United States Code, as amended or recodified from time to time (“Bankruptcy Code”), or under any state or federal law granting relief to debtors, whether now or hereafter in effect; or Borrower or any other Obligor shall file an answer admitting the jurisdiction of the court and the material allegations of any involuntary petition; or Borrower or any other Obligor shall be adjudicated a bankrupt, or an order for relief shall be entered against Borrower or any other Obligor by any court of competent jurisdiction under the Bankruptcy Code or any other applicable state or federal law relating to bankruptcy, reorganization or other relief for debtors.

(f)    The filing of a notice of judgment lien against Borrower or any other Obligor; or the recording of any abstract of judgment against Borrower or any other Obligor in any county in which Borrower or such other Obligor has an interest in real property; or the service of a notice of levy and/or of a writ of attachment or execution, or other like process, against the assets of Borrower or any other Obligor; or the entry of a judgment against Borrower or any other Obligor for the payment of money in an amount, individually or in the aggregate, of at least the Material Amount; or any involuntary petition or proceeding pursuant to the Bankruptcy Code or any other applicable state or federal law relating to bankruptcy, reorganization or other relief for debtors is filed or commenced against Borrower or any other Obligor.

(g)    The dissolution or liquidation of Borrower or any other Obligor if a corporation, partnership, joint venture or other type of entity; or Borrower or any such other Obligor, or any of its directors, stockholders or members, shall take action seeking to effect the dissolution or liquidation of Borrower or such other Obligor.

SECTION 6.2.    REMEDIES. Upon the occurrence and during the continuance of any Event of Default: (a) all indebtedness of Borrower under each of the Loan Documents, any term thereof to the contrary notwithstanding, shall at Bank’s option and without notice become immediately due and payable without presentment, demand, protest or notice of dishonor, all of which are hereby expressly waived by Borrower; (b) the obligation, if any, of Bank to extend any further credit under any of the Loan Documents shall immediately cease and terminate; and (c) Bank shall have all rights, powers and remedies available under each of the Loan Documents, or accorded by law, including without limitation the right to resort to any or all security for any credit subject hereto and to exercise any or all of the rights of a beneficiary or secured party pursuant to applicable law. All rights, powers and remedies of Bank may be exercised at any time by Bank and from time to time after the occurrence of an Event of Default, are cumulative and not exclusive, and shall be in addition to any other rights, powers or remedies provided by law or equity.

ARTICLE VII

MISCELLANEOUS

SECTION 7.1.    NO WAIVER. No delay, failure or discontinuance of Bank in exercising any right, power or remedy under any of the Loan Documents shall affect or operate as a waiver of such right, power or remedy; nor shall any single or partial exercise of any such right, power or remedy preclude, waive or otherwise affect any other or further exercise thereof or the exercise of any other right, power or remedy. Any waiver, permit, consent or approval of any kind by Bank of any breach of or default under any of the Loan Documents must be in writing and shall be effective only to the extent set forth in such writing.

SECTION 7.2.    NOTICES. All notices, requests and demands which any party is required or may desire to give to any other party under any provision of this Agreement must be in writing delivered to each party at the following address:

BORROWER:	MARCUS & MILLICHAP, INC.

23975 Park Sorrento, Suite 400

Calabasas, CA 91302

Attention: Corporate Secretary or Chief Financial Officer

BANK:	WELLS FARGO BANK, NATIONAL ASSOCIATION

21255 Burbank Blvd., Suite 110

Woodland Hills, CA 91367

Attention: Neil Gillespie

or to such other address as any party may designate by written notice to all other parties. Each such notice, request and demand shall be deemed given or made as follows: (a) if sent by hand delivery, upon delivery; (b) if sent by mail, upon the earlier of the date of receipt or three (3) days after deposit in the U.S. mail, first class and postage prepaid; and (c) if sent by telecopy, upon receipt.

SECTION 7.3.    COSTS, EXPENSES AND ATTORNEYS’ FEES. Borrower shall pay to Bank within ten (10) Business Days after written demand the full amount of all payments, advances, charges, costs and expenses, including reasonable attorneys’ fees (to include outside counsel fees and all allocated costs of Bank’s in-house counsel), expended or incurred by Bank in connection with (a) the negotiation and preparation of this Agreement and the other Loan Documents, Bank’s continued administration hereof and thereof, and the preparation of any amendments and waivers hereto and thereto, (b) the enforcement of Bank’s rights and/or the collection of any amounts which become due to Bank under any of the Loan Documents, and (c) the prosecution or defense of any action in any way related to any of the Loan Documents, including without limitation, any action for declaratory relief, whether incurred at the trial or appellate level, in an arbitration proceeding or otherwise, and including any of the foregoing incurred in connection with any bankruptcy proceeding

(including without limitation, any adversary proceeding, contested matter or motion brought by Bank or any other person) relating to Borrower or any other person or entity.

SECTION 7.4.    SUCCESSORS, ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the heirs, executors, administrators, legal representatives, successors and assigns of the parties; provided however, that Borrower may not assign or transfer its interests or rights hereunder without Bank’s prior written consent. Bank reserves the right to sell, assign, transfer, negotiate or grant participations in all or any part of, or any interest in, Bank’s rights and benefits under each of the Loan Documents to any person or entity that is not a direct competitor of Borrower (as determined by Bank in its reasonable discretion). In connection therewith, Bank may disclose all documents and information which Bank now has or may hereafter acquire relating to any credit subject hereto, Borrower or its business, any guarantor hereunder or the business of such guarantor, if any, or any collateral required hereunder, subject to the confidentiality restrictions set forth in Section 7.12.

SECTION 7.5.    ENTIRE AGREEMENT; AMENDMENT. This Agreement and the other Loan Documents constitute the entire agreement between Borrower and Bank with respect to each credit subject hereto and supersede all prior negotiations, communications, discussions and correspondence concerning the subject matter hereof. This Agreement may be amended or modified only in writing signed by each party hereto.

SECTION 7.6.    NO THIRD PARTY BENEFICIARIES. This Agreement is made and entered into for the sole protection and benefit of the parties hereto and their respective permitted successors and assigns, and no other person or entity shall be a third party beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any other of the Loan Documents to which it is not a party.

SECTION 7.7.    TIME. Time is of the essence of each and every provision of this Agreement and each other of the Loan Documents.

SECTION 7.8.    SEVERABILITY OF PROVISIONS. If any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or any remaining provisions of this Agreement.

SECTION 7.9.    COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall be deemed to be an original, and all of which when taken together shall constitute one and the same Agreement.

SECTION 7.10.    GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

SECTION 7.11.    ARBITRATION.

(a)    Arbitration. The parties hereto agree, upon demand by any party, to submit to binding arbitration all claims, disputes and controversies between or among them (and their respective employees, officers, directors, attorneys, and other agents), whether in tort, contract or otherwise in any way arising out of or relating to (i) any credit subject hereto, or any of the Loan Documents, and their negotiation, execution, collateralization, administration, repayment, modification, extension, substitution, formation, inducement, enforcement, default or termination; or (ii) requests for additional credit. Any party who fails or refuses to submit to arbitration following a demand by any other party shall bear all costs and expenses incurred by such other party in compelling arbitration of any dispute. Nothing contained herein shall be deemed to be a waiver by any party that is a bank of the protections afforded to it under 12 U.S.C. §91 or any similar applicable state law.

(b)    Governing Rules. Any arbitration proceeding will (i) proceed in a location in California selected by the American Arbitration Association (“AAA”); (ii) be governed by the Federal Arbitration Act (Title 9 of the United States Code), notwithstanding any conflicting choice of law provision in any of the documents between the parties; and (iii) be conducted by the AAA, or such other administrator as the parties shall mutually agree upon, in accordance with the AAA’s commercial dispute resolution procedures, unless the claim or counterclaim is at least $1,000,000.00 exclusive of claimed interest, arbitration fees and costs in which case the arbitration shall be conducted in accordance with the AAA’s optional procedures for large, complex commercial disputes (the commercial dispute resolution procedures or the optional procedures for large, complex commercial disputes to be referred to herein, as applicable, as the “Rules”). If there is any inconsistency between the terms hereof and the Rules, the terms and procedures set forth herein shall control. Any party who fails or refuses to submit to arbitration following a demand by any other party shall bear all costs and expenses incurred by such other party in compelling arbitration of any dispute. Nothing contained herein shall be deemed to be a waiver by any party that is a bank of the protections afforded to it under 12 U.S.C. §91 or any similar applicable state law.

(c)    No Waiver of Provisional Remedies, Self-Help and Foreclosure. The arbitration requirement does not limit the right of any party to (i) foreclose against real or personal property collateral; (ii) exercise self-help remedies relating to collateral or proceeds of collateral such as setoff or repossession; or (iii) obtain provisional or ancillary remedies such as replevin, injunctive relief, attachment or the appointment of a receiver, before during or after the pendency of any arbitration proceeding. This exclusion does not constitute a waiver of the right or obligation of any party to submit any dispute to arbitration or reference hereunder, including those arising from the exercise of the actions detailed in sections (i), (ii) and (iii) of this paragraph.

(d)    Arbitrator Qualifications and Powers. Any arbitration proceeding in which the amount in controversy is the Material Amount or less will be decided by a single arbitrator selected according to the Rules, and who shall not render an award of greater than the Material Amount. Any dispute in which the amount in controversy exceeds the Material Amount shall be decided by majority vote of a panel of three arbitrators; provided however, that all three arbitrators must actively participate in all hearings and deliberations. The arbitrator will be a neutral attorney licensed in the State of California or a neutral retired judge of the state or federal judiciary of California, in either case with a minimum of ten years experience in the substantive law applicable to the subject matter of the dispute to be arbitrated. The arbitrator will determine whether or not an issue is arbitratable and will give effect to the statutes of limitation in determining any claim. In any arbitration proceeding the arbitrator will decide (by documents only or with a hearing at the arbitrator’s discretion) any pre-hearing motions which are similar to motions to dismiss for failure to state a claim or motions for summary adjudication. The arbitrator shall resolve all disputes in accordance with the substantive law of California and may grant any remedy or relief that a court of such state could order or grant within the scope hereof and such ancillary relief as is necessary to make effective any award. The arbitrator shall also have the power to award recovery of all costs and fees, to impose sanctions and to take such other action as the arbitrator deems necessary to the same extent a judge could pursuant to the Federal Rules of Civil Procedure, the California Rules of Civil Procedure or other applicable law. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction. The institution and maintenance of an action for judicial relief or pursuit of a provisional or ancillary remedy shall not constitute a waiver of the right of any party, including the plaintiff, to submit the controversy or claim to arbitration if any other party contests such action for judicial relief.

(e)    Discovery. In any arbitration proceeding, discovery will be permitted in accordance with the Rules. All discovery shall be expressly limited to matters directly relevant to the dispute being arbitrated and must be completed no later than 20 days before the hearing date. Any requests for an extension of the discovery periods, or any discovery disputes, will be subject to final determination by the arbitrator upon a showing that the request for discovery is essential for the party’s presentation and that no alternative means for obtaining information is available.

(f)    Class Proceedings and Consolidations. No party hereto shall be entitled to join or consolidate disputes by or against others in any arbitration, except parties who have executed any Loan Document, or to include in any arbitration any dispute as a representative or member of a class, or to act in any arbitration in the interest of the general public or in a private attorney general capacity.

(g)    Payment Of Arbitration Costs And Fees. The arbitrator shall award all costs and expenses of the arbitration proceeding to the prevailing party.

(h)    Real Property Collateral; Judicial Reference. Notwithstanding anything herein to the contrary, no dispute shall be submitted to arbitration if the dispute concerns indebtedness secured directly or indirectly, in whole or in part, by any real property unless (i) the holder of the mortgage, lien or security interest specifically elects in writing to proceed with the arbitration, or (ii) all parties to the arbitration waive any rights or benefits that might accrue to them by virtue of the single action rule statute of California, thereby agreeing that all indebtedness and obligations of the parties, and all mortgages, liens and security interests securing such indebtedness and obligations, shall remain fully valid and enforceable. If any such dispute is not submitted to arbitration, the dispute shall be referred to a referee in accordance with California Code of Civil Procedure Section 638 et seq., and this general reference agreement is intended to be specifically enforceable in accordance with said Section 638. A referee with the qualifications required herein for arbitrators shall be selected pursuant to the AAA’s selection procedures. Judgment upon the decision rendered by a referee shall be entered in the court in which such proceeding was commenced in accordance with California Code of Civil Procedure Sections 644 and 645.

(i)    Miscellaneous. To the maximum extent practicable, the AAA, the arbitrators and the parties shall take all action required to conclude any arbitration proceeding within 180 days of the filing of the dispute with the AAA. No arbitrator or other party to an arbitration proceeding may disclose the existence, content or results thereof, except for disclosures of information by a party required in the ordinary course of its business or by applicable law or regulation. If more than one agreement for arbitration by or between the parties potentially applies to a dispute, the arbitration provision most directly related to the Loan Documents or the subject matter of the dispute shall control. This arbitration provision shall survive termination, amendment or expiration of any of the Loan Documents or any relationship between the parties.

(j)    Small Claims Court. Notwithstanding anything herein to the contrary, each party retains the right to pursue in Small Claims Court any dispute within that court’s jurisdiction. Further, this arbitration provision shall apply only to disputes in which either party seeks to recover an amount of money (excluding attorneys’ fees and costs) that exceeds the jurisdictional limit of the Small Claims Court.

SECTION 7.12.    CONFIDENTIALITY. In handling any confidential information Bank and all employees and agents of Bank, including but not limited to accountants, shall exercise the same degree of care that it exercises with respect to its own proprietary information of the same types to maintain the confidentiality of any non-public information thereby received or received pursuant to this Agreement except that disclosure of such information may be made (i) to the subsidiaries or Affiliates of Bank in connection with their present or prospective business relations with Borrower or any of its subsidiaries, (ii) to prospective transferees or purchasers of any interest in the loans, provided that they are similarly bound by confidentiality obligations, (iii) as required by law, regulations, rule or order, subpoena, judicial order or similar order, (iv) as may be required in connection with the examination, audit or similar investigation of Bank and (v) as Bank may determine in connection with the enforcement of any remedies hereunder. Confidential information hereunder shall not include information that either: (a) is in the public domain or in the knowledge or possession of Bank when disclosed to Bank, or becomes part of the public domain after disclosure to Bank through no fault of Bank; or (b) is disclosed to Bank by a third party, provided Bank does not have actual knowledge that such third party is prohibited from disclosing such information.

ARTICLE VIII

DEFINITIONS

SECTION 8.1    DEFINITIONS. As used in this Agreement, the following terms shall have the following definitions:

“Acquisition” means a transaction or series of transactions consummated in accordance with applicable law, resulting in the acquisition of (a) a business, division, or substantially all assets of an entity; or (b) a record or beneficial ownership of 50% or more of the equity interests of an entity; directly or indirectly by Borrower or an Obligor.

“Affiliate” means, with respect to any person or entity, any other person or entity directly or indirectly controlling (including but not limited to all directors and officers of such person), controlled by, or under direct or indirect common control with such person or entity. A person or entity shall be deemed to control another person or entity for the purposes of the definition of Affiliate if such person or entity possesses, directly or indirectly, the power (i) to vote 20% or more of the equity interests having ordinary voting power for the election of directors or managers of such other person or entity or (ii) to direct or cause the direction of the management and policies of such other person or entity, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Approved Acquisition” means an Acquisition that satisfies the conditions contained in Section 5.4(b).

“Bank” has the meaning set forth in the preamble to this Agreement.

“Borrower” has the meaning set forth in the preamble to this Agreement.

“Business Day” has the meaning set forth in Section 1.2(c).

“EBITDA” has the meaning set forth in Section 4.9(b).

“EBITDAR” has the meaning set forth in Section 4.9(a).

“EBITDAR Coverage Ratio” has the meaning set forth in Section 4.9(b).

“Event of Default” has the meaning set forth in Section 6.1.

“Funded Debt” has the meaning set forth in Section 4.9(b).

“GAAP” has the meaning set forth in Section 2.5.

“Letter of Credit” and “Letters of Credit” have the meanings set forth in Section 1.1(b).

“Line of Credit” has the meaning set forth in Section 1.1(a).

“Line of Credit Note” has the meaning set forth in Section 1.1(a).

“Loan Documents” has the meaning set forth in Section 2.2.

“Material Amount” means $6,500,000.

“Maturity Date” means June 1, 2022.

“Non-cash MSR” means non-cash mortgage service rights.

“Obligors” means Borrower and present and future guarantors.

“Permitted Acquisition” means an Acquisition that satisfies the conditions contained in Section 5.4(a).

“Pro Forma Basis” means, with respect to any determination for any period, that such determination shall be made giving pro forma effect to each Acquisition or disposition consummated during such period, together with all transactions relating thereto consummated during such period (including any incurrence, assumption, refinancing or repayment of indebtedness), as if such Acquisition or disposition and related transactions had been consummated on the first day of such period, in each case based on historical results accounted for in accordance with GAAP (but without giving effect to any step-up in basis of inventory or other assets resulting from such Acquisition).

“Unencumbered Liquid Assets” means cash, cash equivalents and/or publicly traded/quoted marketable securities acceptable to Bank in its sole but reasonable discretion, free of any lien or other encumbrance. Retirement account assets held in a fiduciary capacity by Borrower shall not qualify as Unencumbered Liquid Assets.

SECTION 8.2 OTHER DEFINITIONAL PROVISIONS. References to “Sections”, “subsections”, “Exhibits,” and “Schedules” shall be to Sections, subsections, Exhibits, and Schedules, respectively, of this Agreement unless otherwise specifically provided. Any of the terms defined in Section 8.1 may, unless the context otherwise requires, be used in the singular or the plural depending on the reference. In this Agreement, words importing any gender include the other genders; the words “including,” “includes” and “include” shall be deemed to be followed by the words “without limitation”; references to agreements and other contractual instruments shall be deemed to include subsequent amendments, assignments, and other modifications thereto, but only to the extent such amendments, assignments and other modifications are not prohibited by the terms of this Agreement; references to any person includes their respective permitted successors and assigns or people succeeding to the relevant functions of such persons; and all references to statutes and related regulations shall include any amendments of same and any successor statutes and regulations.

[Signature page to follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first written above.

MARCUS & MILLICHAP, INC.		WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Martin E. Louie	By:	/s/ Jamie Chen
Name:	Martin E. Louie	Name:	Jamie Chen
Title:	Senior Vice President and CFO	Title:	Senior Vice President

By:	/s/ Kurt Schwarz
Name:	Kurt Schwarz
Title:	Vice President Finance and Chief Accounting Officer

Amended and Restated Credit Agreement

AMENDED AND RESTATED REVOLVING LINE OF CREDIT NOTE

$60,000,000	Los Angeles, California

May 28, 2019

FOR VALUE RECEIVED, the undersigned MARCUS & MILLICHAP, INC., a Delaware corporation (“Borrower”) promises to pay to the order of WELLS FARGO BANK, NATIONAL ASSOCIATION (“Bank”) at its office at 21255 Burbank Blvd., Suite 110, Woodland Hills, CA 91367, or at such other place as the holder hereof may designate, in lawful money of the United States of America and in immediately available funds, the principal sum of Sixty Million Dollars ($60,000,000), or so much thereof as may be advanced and be outstanding, with interest thereon, to be computed on each advance from the date of its disbursement as set forth herein. This Note amends, restates and replaces in full that certain Amended and Restated Revolving Line of Credit Note dated August 10, 2016, as amended to the date hereof.

DEFINITIONS:

As used herein, the following terms shall have the meanings set forth after each, and any other term defined in this Note shall have the meaning set forth at the place defined:

(a)    “Base Rate” means, for any day, a fluctuating rate equal to the highest of: (i) the Prime Rate in effect on such day, (ii) a rate determined by Bank to be one and one-half percent (1.50%) above Daily One Month LIBOR in effect on such day, and (iii) the Federal Funds Rate plus one and one-half percent (1.50%).

(b)    “Daily One Month LIBOR” means, for any day, the rate of interest equal to LIBOR then in effect for delivery for a one (1) month period.

(c)    “Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers for the immediately preceding day, as published by the Federal Reserve Bank of New York; provided that if no such rate is so published on any day, then the Federal Funds Rate for such day shall be the rate most recently published, and further provided that if the Federal Funds Rate determined as provided above would be less than zero percent (0.0%), then the Federal Funds Rate shall be deemed to be zero percent (0.0%).

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(d)    “LIBOR” means (i) for the purpose of calculating effective rates of interest for loans making reference to LIBOR Periods, the rate of interest per annum determined by Bank based on the rate for United States dollar deposits for delivery on the first day of each LIBOR Period for a period approximately equal to such LIBOR Period as reported on Reuters Screen LIBOR01 page (or any successor page) at approximately 11:00 a.m., London time, two London Business Days prior to the first day of such LIBOR Period (or if not so reported, then as determined by Bank from another recognized source or interbank quotation), or (ii) for the purpose of calculating effective rates of interest for loans making reference to the Daily One Month LIBOR Rate, the rate of interest per annum determined by Bank based on the rate for United States dollar deposits for delivery of funds for one (1) month as reported on Reuters Screen LIBOR01 page (or any successor page) at approximately 11:00 a.m., London time, or, for any day not a London Business Day, the immediately preceding London Business Day (or if not so reported, then as determined by Bank from another recognized source or interbank

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quotation); provided, however, that if LIBOR determined as provided above would be less than zero percent (0.0%), the LIBOR shall be deemed to be zero percent (0.0%).

(e)    “LIBOR Period” means a period commencing on a Los Angeles Business Day and continuing for one, two, three, six or twelve months, as designated by Borrower, during which all or a portion of the outstanding principal balance of this Note bears interest determined in relation to LIBOR; provided however, that (i) no LIBOR Period may be selected for a principal amount less than One Million Dollars ($1,000,000), (ii) if the day after the end of any LIBOR Period is not a Los Angeles Business Day (so that a new LIBOR Period could not be selected by Borrower to start on such day), then such LIBOR Period shall continue up to, but shall not include, the next Los Angeles Business Day after the end of such LIBOR Period, unless the result of such extension would be to cause any immediately following LIBOR Period to begin in the next calendar month in which event the LIBOR Period shall continue up to, but shall not include, the Los Angeles Business Day immediately preceding the last day of such LIBOR Period, and (iii) no LIBOR Period shall extend beyond the scheduled maturity date hereof.

(f)    “London Business Day” means any day that is a day for trading by and between banks in Dollar deposits in the London interbank market.

(g)    “Los Angeles Business Day” means any day except a Saturday, Sunday or any other day on which commercial banks in Los Angeles are authorized or required by law to close.

(h)    “Prime Rate” means at any time the rate of interest most recently announced within Bank at its principal office as its Prime Rate, with the understanding that the Prime Rate is one of Bank’s base rates and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto, and is evidenced by the recording thereof after its announcement in such internal publication or publications as Bank may designate. If the rate of interest announced by Bank as its Prime Rate at any time is less than zero percent (0.0%), then for purposes of this Note the Prime Rate shall be deemed to be zero percent (0.0%).

(i)    “State Business Day” means any day except a Saturday, Sunday or any other day on which commercial banks in the jurisdiction described in “Governing Law” herein are authorized or required by law to close.

INTEREST:

(a)    Interest. The outstanding principal balance of this Note shall bear interest (computed on the basis of a 360-day year, actual days elapsed) either (i) at a fluctuating rate per annum two percent

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(2.00%) below the Base Rate in effect from time to time, or (ii) at a fixed rate per annum determined by Bank to be eight hundred seventy five one thousandths of one percent (0.875%) above LIBOR in effect on the first day of the applicable LIBOR Period. When interest is determined in relation to the Base Rate, each change in the rate of interest hereunder shall become effective on the date each Base Rate change is announced within Bank. With respect to each LIBOR selection hereunder, Bank is hereby authorized to note the date, principal amount, interest rate and LIBOR Period applicable thereto and any payments made thereon on Bank’s books and records (either manually or by electronic entry) and/or on any schedule attached to this Note, which notations shall be prima facie evidence of the accuracy of the information noted.

(b)    Selection of Interest Rate Options. Subject to the provisions herein regarding LIBOR Periods and the prior notice required for the selection of a LIBOR interest rate, (i) at any time any portion of this Note bears interest determined in relation to LIBOR for a LIBOR Period, it may be continued by Borrower at the end the LIBOR Period applicable thereto so that all or a portion thereof bears interest determined in relation to the Base Rate or to LIBOR for a new LIBOR Period designated by Borrower, (ii) at any time any portion of this Note bears interest determined in relation to the Base Rate, Borrower may convert all or a portion thereof so that it bears interest determined in relation to LIBOR for a LIBOR Period designated by Borrower, and (iii) at the time an advance is made hereunder, Borrower may choose to have all or a portion thereof bear interest determined in relation to the Base Rate or to LIBOR for a LIBOR Period designated by Borrower.

To select an interest rate option hereunder determined in relation to LIBOR for a LIBOR Period, Borrower shall give Bank notice thereof that is received by Bank prior to 11:00 a.m. California time on a State Business Day at least two State Business Days prior to the first day of the LIBOR Period, or at a later time during such State Business Day if Bank, at its sole discretion, accepts Borrower’s notice and quotes a fixed rate to Borrower. Such notice shall specify: (A) the interest rate option selected by Borrower, (B) the principal amount subject thereto, and (C) for each LIBOR selection, the length of the applicable LIBOR Period. If Bank has not received such notice in accordance with the foregoing before an advance is made hereunder or before the end of any LIBOR Period, Borrower shall be deemed to have made a Base Rate interest selection for such disbursement or the principal amount to which such LIBOR Period applied. Any such notice may be given by telephone (or such other electronic method as Bank may permit) so long as it is given in accordance with the foregoing and, with respect to each LIBOR selection, if requested by Bank, Borrower provides to Bank written confirmation thereof not later than three State Business Days after such notice is given. Borrower shall reimburse Bank immediately upon demand for any loss or expense (including any loss or expense incurred by reason of the liquidation or redeployment of funds obtained to fund or maintain a LIBOR borrowing) incurred by Bank as a result of the failure of Borrower to accept or complete a LIBOR borrowing hereunder after making a request therefor. Any reasonable determination of such amounts by Bank shall be conclusive and binding upon Borrower.

(c)    Taxes and Regulatory Costs. Borrower shall pay to Bank immediately within ten (10) Los Angeles Banking Days after written demand, in addition to any other amounts due or to become due hereunder, any and all (i) withholdings, interest equalization taxes, stamp taxes or other taxes (except income and franchise taxes) imposed by any domestic or foreign governmental authority and

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related in any manner to LIBOR, and (ii) costs, expenses and liabilities arising from or in connection with reserve percentages prescribed by the Board of Governors of the Federal Reserve System (or any successor) for “Eurocurrency Liabilities” (as defined in Regulation D of the Federal Reserve Board, as amended), assessment rates imposed by the Federal Deposit Insurance Corporation, or similar requirements or costs imposed by any domestic or foreign governmental authority or resulting from compliance by Bank with any request or directive (whether or not having the force of law) from any central bank or other governmental authority and related in any manner to LIBOR. In determining which of the foregoing are attributable to any LIBOR option available to Borrower hereunder, any reasonable allocation made by Bank among its operations shall be conclusive and binding upon Borrower.

(d)    Payment of Interest. Interest accrued on this Note shall be payable on the first day of each calendar month, commencing June 1, 2019.

(e)    Default Interest. From and after the maturity date of this Note, or such earlier date as all principal owing hereunder becomes due and payable by acceleration or otherwise, or at Bank’s option upon the occurrence, and during the continuance of an Event of Default, the outstanding principal balance of this Note shall bear interest at an increased rate per annum (computed on the basis of a 360-day year, actual days elapsed) equal to two percent (2%) above the rate of interest from time to time applicable to this Note.

(f)    Successor LIBOR. Notwithstanding anything to the contrary in this Note or any other Loan Documents, if Bank determines (which determination shall be conclusive absent manifest error) that:

(i)    adequate and reasonable means do not exist for ascertaining LIBOR for any requested LIBOR Period, including, without limitation, because the LIBOR Screen Rate (as defined below) is not available or published on a current basis and such circumstances are unlikely to be temporary; or

(ii)    the administrator of the LIBOR Screen Rate or a governmental authority having jurisdiction over Bank has made a public statement identifying a specific date after which LIBOR or the LIBOR Screen Rate shall no longer be made available, or used for determining the interest rate of loans (such specific date, the “Scheduled Unavailability Date”), or

(iii)    loans currently being executed, or that include language similar to that contained in this Note, are being executed or amended (as applicable) to incorporate or adopt a new benchmark interest rate to replace LIBOR that, to the extent practicable, will be substantially equivalent to the LIBOR rate in effect prior to its replacement, then, reasonably promptly after such determination by Bank, Bank and Borrower may amend this Note to replace LIBOR with an alternate benchmark rate (including any mathematical or other adjustments to the benchmark (if any) incorporated therein), giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated credit facilities for such

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alternative benchmarks (any such proposed rate, a ““LIBOR Successor Rate”), together with any proposed LIBOR Successor Rate Conforming Changes (as defined below) and any such amendment shall become effective on the date of such amendment. If no LIBOR Successor Rate has been determined and the circumstances under clause (i) above exist or the Scheduled Unavailability Date has occurred (as applicable), Bank will promptly so notify the Borrower. Thereafter, (x) the obligation of Bank to make or maintain Loans subject to he LIBOR shall be suspended, and (y) LIBOR shall no longer be utilized in determining the applicable interest rate. Notwithstanding anything else herein, any definition of LIBOR Successor Rate shall provide that in no event shall such LIBOR Successor Rate be less than zero for purposes of this Note.

“LIBOR Successor Rate Conforming Changes” means, with respect to any proposed LIBOR Successor Rate, any conforming changes to the definition of LIBOR, LIBOR Period, timing and frequency of determining rates and making payments of interest and other administrative matters as may be appropriate, in the discretion of Bank, to reflect the adoption of such LIBOR Successor Rate and to permit the administration thereof by Bank in a manner substantially consistent with market practice (or, if Bank determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such LIBOR Successor Rate exists, in such other manner of administration as Bank determines in consultation with the Borrower).

BORROWING AND REPAYMENT:

(a)    Borrowing and Repayment. Borrower may from time to time during the term of this Note borrow, partially or wholly repay its outstanding borrowings, and reborrow, subject to all of the limitations, terms and conditions of this Note and of any document executed in connection with or governing this Note; provided however, that the total outstanding borrowings under this Note shall not at any time exceed the principal amount stated above. The unpaid principal balance of this obligation at any time shall be the total amounts advanced hereunder by the holder hereof less the amount of principal payments made hereon by or for Borrower, which balance may be endorsed hereon from time to time by the holder. The outstanding principal balance of this Note shall be due and payable in full on June 1, 2022.

(b)    Advances. Advances hereunder, to the total amount of the principal sum stated above and subject to the terms and conditions of the Credit Agreement defined below, may be made by the holder at the written request of (i) Borrower’s Chief Executive Officer, Chief Financial Officer or Chief Accounting Officer, any one acting alone, who are authorized to request advances and direct the disposition of any advances until written notice of the revocation of such authority is received by the holder at the office designated above, or (ii) any person, with respect to advances deposited to the credit of any deposit account of Borrower, which advances, when so deposited, shall be conclusively presumed to have been made to or for the benefit of Borrower regardless of the fact that persons other than those authorized to request advances may have authority to draw against such account. The holder shall have no obligation to determine whether any person requesting an advance is or has been authorized by Borrower.

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(c)    Application of Payments. Each payment made on this Note shall be credited first, to any interest then due and second, to the outstanding principal balance hereof. All payments credited to principal shall be applied first, to the outstanding principal balance of this Note which bears interest determined in relation to the Base Rate, if any, and second, to the outstanding principal balance of this Note which bears interest determined in relation to LIBOR, with such payments applied to the oldest LIBOR Period first.

PREPAYMENT:

(a)    Base Rate. Borrower may prepay principal on any portion of this Note which bears interest determined in relation to the Base Rate at any time, in any amount and without penalty.

(b)    LIBOR. Borrower may prepay principal on any portion of this Note which bears interest determined in relation to LIBOR at any time and in the minimum amount of One Million Dollars ($1,000,000); provided however, that if the outstanding principal balance of such portion of this Note is less than said amount, the minimum prepayment amount shall be the entire outstanding principal balance thereof. In consideration of Bank providing this prepayment option to Borrower, or if any such portion of this Note shall become due and payable at any time prior to the last day of the LIBOR Period applicable thereto by acceleration or otherwise, Borrower shall pay to Bank immediately upon demand a fee which is the sum of the discounted monthly differences for each month from the month of prepayment through the month in which such LIBOR Period matures, calculated as follows for each such month:

(i)

Determine the amount of interest which would have accrued each month on the amount prepaid at the interest rate applicable to such amount had it remained outstanding until the last day of the LIBOR Period applicable thereto.

(ii)

Subtract from the amount determined in (i) above the amount of interest which would have accrued for the same month on the amount prepaid for the remaining term of such LIBOR Period at LIBOR in effect on the date of prepayment for new loans made for such term and in a principal amount equal to the amount prepaid.

(iii)	If the result obtained in (ii) for any month is greater than zero, discount that difference by LIBOR used in (ii) above.

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Borrower acknowledges that prepayment of such amount may result in Bank incurring additional costs, expenses and/or liabilities, and that it is difficult to ascertain the full extent of such costs, expenses and/or liabilities. Borrower, therefore, agrees to pay the above-described prepayment fee and agrees that said amount represents a reasonable estimate of the prepayment costs, expenses and/or liabilities of Bank. If Borrower fails to pay any prepayment fee when due, the amount of such prepayment fee shall thereafter bear interest until paid at a rate per annum zero percent (0.00%) above the Prime Rate in effect from time to time (computed on the basis of a 360-day year, actual days elapsed).

EVENTS OF DEFAULT:

This Note is made pursuant to and is subject to the terms and conditions of that certain Credit Agreement between Borrower and Bank dated as of June 1, 2014, as amended from time to time (the “Credit Agreement”). Any default in the payment or performance of any obligation under this Note, or any defined event of default under the Credit Agreement, shall constitute an “Event of Default” under this Note.

MISCELLANEOUS:

(a)    Remedies. Upon the occurrence of any Event of Default, the holder of this Note, at the holder’s option, may declare all sums of principal and interest outstanding hereunder to be immediately due and payable without presentment, demand, notice of nonperformance, notice of protest, protest or notice of dishonor, all of which are expressly waived by Borrower, and the obligation, if any, of the holder to extend any further credit hereunder shall immediately cease and terminate. Borrower shall pay to the holder immediately upon demand the full amount of all payments, advances, charges, costs and expenses, including reasonable attorneys’ fees (to include outside counsel fees and all allocated costs of the holder’s in-house counsel), expended or incurred by the holder in connection with the enforcement of the holder’s rights and/or the collection of any amounts which become due to the holder under this Note, and the prosecution or defense of any action in any way related to this Note, including without limitation, any action for declaratory relief, whether incurred at the trial or appellate level, in an arbitration proceeding or otherwise, and including any of the foregoing incurred in connection with any bankruptcy proceeding (including without limitation, any adversary proceeding, contested matter or motion brought by Bank or any other person) relating to Borrower or any other person or entity.

(b)    Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of California.

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IN WITNESS WHEREOF, the undersigned has executed this Note as of the date first written above.

MARCUS & MILLICHAP, INC.

By:	/s/ Martin E. Louie
Name:	Martin E. Louie
Title:	Senior Vice President and CFO

By:	/s/ Kurt Schwarz
Name:	Kurt Schwarz
Title:	Vice President Finance and Chief Accounting Officer

Amended and Restated Revolving Line of Credit Note